Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Equity Incentive Plan, 2002 Non-Employee Directors’ Stock Award Plan, and Stock Option Agreement between Jeffrey G. Katz and Registrant, of our report dated March 7, 2006, with respect to the consolidated financial statements and schedule of LeapFrog Enterprises, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LeapFrog Enterprises Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP, Independent Registered Public Accounting Firm

San Francisco, California

August 2, 2006